UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 02, 2022

Beam Therapeutics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39208	81-5238376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

238 Main Street
Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 857 327-8775

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BEAM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 2, 2022, Beam Therapeutics Inc. (the “Company”) entered into a license and research collaboration agreement (the “Agreement”) with Orbital Therapeutics, Inc. (“Orbital”), pursuant to which each of the Company and Orbital granted the other licenses to certain technology controlled by it necessary or reasonably useful for the non-viral delivery or the design or manufacture of ribonucleic acid for the prevention, treatment or diagnosis of human disease. The Company’s license to Orbital is for all fields other than the Company’s exclusive field and also excludes the targets and substantially all of the indications that are the subject of existing Company programs. The Company’s exclusive field consists of all products and biologics that function in the process of gene editing or conditioning for use in cell transplantation, or that act in combination with any such products or biologics. Orbital’s license to the Company is for all fields other than Orbital’s exclusive field. Orbital’s exclusive field consists of products and biologics that function as vaccines and also of therapeutic proteins, other than therapeutic proteins (i) that use gene editing, (ii) for use in conditioning, (iii) for use in regenerative medicine, (iv) for use as a chimeric antigen receptor ("CAR") immune therapy, including CAR-T, CAR-NK and CAR-macrophage compositions, (v) for use as a t-cell receptor therapy or (vi) that modulate certain immune responses. The licenses are exclusive in each party’s exclusive field for three years and non-exclusive in those fields thereafter. Pursuant to the terms of the Agreement, a joint steering committee will be established to oversee the research and development activities of the Company and Orbital. The parties agreed that for a period of three years after entry into the Agreement, subject to limited exceptions, they would not research, develop and commercialize, or grant licenses to research, develop and commercialize, products or biologics within the other party’s exclusive field. In addition, concurrently with their entry into the Agreement, the Company and Orbital also entered into a Common Stock Issuance Agreement, pursuant to which Orbital issued to the Company 75 million shares of its common stock (the “Company Shares”).

In connection with the Company’s entry into the Agreement, Giuseppe Ciaramella, Ph.D., a co-founder of Orbital, entered into a consulting agreement with Orbital pursuant to which he will serve as the interim Chief Executive Officer of Orbital in addition to his current responsibilities to the Company. Dr. Ciaramella is also a member of Orbital’s board of directors. Certain other members of the Company’s executive leadership team, including Terry-Ann Burrell, also entered into consulting agreements with Orbital pursuant to which they will serve in interim leadership positions with Orbital to provide management or research and development services in addition to their current responsibilities to the Company. Pursuant to their consulting agreements, Dr. Ciaramella was granted common stock of Orbital, and Ms. Burrell and certain other members of the Company’s executive leadership team were granted options to purchase common stock of Orbital that each vest subject to certain service-based requirements.

Immediately after entry into the Agreement, the board of directors of Orbital included three members of the board of directors of the Company: Kristina Burow, John Evans and John Maraganore, Ph.D. Dr. Maraganore holds common stock of Orbital that vests subject to certain service-based requirements. In addition, each of ARCH Venture Partners, which is an affiliate of each of the Company, Ms. Burow and Dr. Maraganore, is a holder of common stock and Series Seed Preferred Stock of Orbital.

In connection with the entry into the Agreement and the issuance of the Company Shares, the Company expects, for financial reporting purposes, to consolidate Orbital under Accounting Standards Codification Topic 810 of the Financial Accounting Standards Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Beam Therapeutics Inc.

Date:	September 7, 2022	By:	/s/ John Evans
John Evans, Chief Executive Officer